The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated October 19, 2020
PROSPECTUS SUPPLEMENT
(To Prospectus dated April 2, 2020)
$
Ross Stores, Inc.
$ % Senior Notes due
$ % Senior Notes due
____________
We are offering $ aggregate principal amount of our % Senior Notes due        (the “        notes”) and $ aggregate principal amount of our % Senior Notes due        (the “       notes” and together with the        notes, the “notes”). We will pay interest on the notes semi-annually in arrears on and of each year, beginning , 2021. The        notes will mature on ,       . The        notes will mature on ,       . The notes of each series are redeemable, in whole or in part, at the applicable dates and redemption prices specified under “Description of the Notes—Optional Redemption.” If a Change of Control Triggering Event as described herein occurs with respect to a series of notes, unless we have exercised our option to redeem such notes, we will be required to offer to repurchase such series of notes as described under “Description of the Notes—Offer to Purchase upon Change of Control Triggering Event.”
The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Investing in the notes involves risks that are described under “Risk Factors” beginning on page S-6 and Item 1A of our Annual Report on Form 10-K for the fiscal year ended February 1, 2020 and our Quarterly Reports on Form 10-Q for the quarterly periods ended May 2, 2020 and August 1, 2020.
____________

	Per note	Total	Per note	Total
Public offering price (1)...............................................................	%	$	%	$
Underwriting discount.................................................................	%	$	%	$
Proceeds, before expenses, to us (1)............................................	%	$	%	$
_____________________
(1)    Plus accrued interest from , 2020, if settlement occurs after that date.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The notes will be ready for delivery in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A. and Euroclear Bank, SA/NV on or about , 2020.
____________
Joint Book-Running Managers

J.P. Morgan	BofA Securities
____________
The date of this prospectus supplement is , 2020

You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus or any free writing prospectus we have authorized. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference is accurate as of any date other than the dates of the specific information. Our business, financial condition, liquidity, results of operations and prospects may have changed since those respective dates.
ABOUT THIS PROSPECTUS SUPPLEMENT
We are providing information to you about this offering in two parts. The first part is this prospectus supplement, which describes certain terms of the notes and the offer and sale of the notes. The second part, the accompanying prospectus, gives more general information about us and the securities we may offer from time to time, some of which does not apply to the notes or this offering. If there is a conflict between the terms of the notes or this offering in this prospectus supplement and those in the accompanying prospectus, the terms in this prospectus supplement shall control.
Any information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference into the accompanying prospectus will be deemed to have been modified or superseded to the extent that a statement subsequently contained in this prospectus supplement or the accompanying prospectus, in any free writing prospectus we may provide to you in connection with this offering or in any document we file with the U.S. Securities and Exchange Commission (the “SEC”) under or pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that also is incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus supplement or the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus we may provide to you in connection with this offering, together with the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as described under the heading “Where You Can Find More Information; Incorporation by Reference” in the accompanying prospectus.
Unless the context otherwise requires or as otherwise specified, references in this prospectus to “Ross Stores,” the “Company,” “we,” “us,” or “our” refers to Ross Stores, Inc. and its consolidated subsidiaries and predecessors.

S-i

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus as described under “Where You Can Find More Information; Incorporation by Reference” contain certain information that is based on current expectations, estimates, forecasts and projections about us, our future performance, our business, our beliefs and our management’s assumptions and are to be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements relate to such things as discussions regarding, without limitation, the rapidly developing challenges and our plans and responses to the COVID-19 pandemic and related economic disruptions, planned store growth, new markets, expected sales, projected earnings levels, capital expenditures, debt markets, general economic outlook, discussions regarding our overall corporate strategy, our existing or future leverage and debt service obligations, and other matters. These forward-looking statements reflect our then current beliefs, projections, and estimates with respect to future events and our projected financial performance, operations, and competitive position. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead,” and similar expressions identify forward-looking statements. Actual results could differ materially from those contemplated by these forward-looking statements as a result of many factors.
The information under the caption “Risk Factors” contained herein and in our Annual Report on Form 10-K for the fiscal year ended February 1, 2020, our Quarterly Reports on Form 10-Q for the quarterly periods ended May 2, 2020 and August 1, 2020 and subsequent reports filed by us with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus, and other similar statements contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectus and the documents incorporated by reference herein and therein, identify important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those contemplated by such forward-looking statements. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us. Should any known or unknown risks and uncertainties develop into actual events, those developments could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.
In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein will in fact transpire. Potential investors are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements except as required by applicable law. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

S-ii

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We are subject to the information reporting requirements of the Exchange Act, and in accordance with these requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public at the SEC’s website at http://www.sec.gov. You may also inspect information that we file with NASDAQ at the offices of NASDAQ at One Liberty Plaza, 165 Broadway, 50th Floor, New York, New York 10006.

We “incorporate by reference” certain information from filings with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and any information contained in this prospectus supplement and the accompanying prospectus or in any document incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or any related free writing prospectus, or in any other document we subsequently file with the SEC that also is incorporated by reference in this prospectus supplement and the accompanying prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed to be a part of this prospectus supplement and the accompanying prospectus except as so modified or superseded.

We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of Securities described in this prospectus supplement; provided, however, that we are not incorporating by reference any documents, portions of documents, exhibits or other information that are deemed to have been “furnished” to and not “filed” with the SEC:

Ross Stores SEC Filings (File No. 001‑14678)	Period and/or Date Filed
Annual Report on Form 10‑K	Fiscal Year ended February 1, 2020, filed with the SEC on March 31, 2020

Quarterly Reports on Form 10-Q	Quarterly periods ended May 2, 2020, filed with the SEC on June 10, 2020, and August 1, 2020, filed with the SEC on September 9, 2020

Current Reports on Form 8‑K	Filed on March 12, 2020, March 19, 2020, April 2, 2020, April 7, 2020, May 6, 2020, May 27, 2020, July 7, 2020, August 20, 2020 (Item 5.02 only), September 29, 2020, October 2, 2020, October 7, 2020, and October 16, 2020

You may request a copy of any documents incorporated by reference in this prospectus supplement and the accompanying prospectus, at no cost, by writing or telephoning us at the following address and telephone number:

Ross Stores, Inc.
Attention: Investor Relations
5130 Hacienda Drive
Dublin, California 94568
Tel: (925) 965-4400

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into the filing.
S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information more fully described elsewhere, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that may be important to you. Before making a decision to invest in the notes, you should carefully read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus we may provide to you in connection with this offering, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.
The Company
Ross Stores, Inc. and its subsidiaries operate two brands of off-price retail apparel and home fashion stores—Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS®.
Ross is the largest off-price apparel and home fashion chain in the United States, with 1,566 locations in 39 states, the District of Columbia, and Guam, as of August 1, 2020. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. Ross’ target customers are primarily from middle income households.
We also operate 266 dd’s DISCOUNTS stores in 20 states as of August 1, 2020. dd’s DISCOUNTS features more moderately-priced first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. The typical dd’s DISCOUNTS store is located in an established shopping center in a densely populated urban or suburban neighborhood and its target customers typically come from households with more moderate incomes than Ross customers.

The merchant, store field, and distribution operations for Ross and dd’s DISCOUNTS are separate. The two chains share certain corporate and support services.

Both our Ross and dd’s DISCOUNTS brands target value-conscious women and men between the ages of 18 and 54. The decisions we make, from merchandising, purchasing, and pricing, to the locations of our stores, are based on these customer profiles. We believe that both brands derive a competitive advantage by offering a wide assortment of product within each of our merchandise categories in organized and easy-to-shop store environments.

Our mission is to offer competitive values to our target customers by focusing on the following key strategic objectives:

•Maintain an appropriate level of recognizable brands, labels, and fashions at strong discounts throughout the store.
•Meet customer needs on a local basis.
•Deliver an in-store shopping experience that reflects the expectations of the off-price customer.
•Manage real estate growth to compete effectively across all our markets.
    For the fiscal year ended February 1, 2020, we generated revenue of $16.04 billion, and income from continuing operations of $1.66 billion.

Recent Developments

COVID-19

The United States and other countries are experiencing an ongoing major global health pandemic related to the outbreak of a novel strain of coronavirus, COVID-19. Governmental authorities in affected regions have taken and continue to take dramatic actions in an effort to slow down the spread of the disease. Like other retailers across the country, we temporarily closed all store locations, our distribution centers, and buying and corporate offices. Our closures took effect March 20, 2020, and we remained closed through a portion of our fiscal second quarter. We also instituted “work from home” measures for many of our associates.

The impacts from the COVID-19 pandemic and the related economic disruption have had a material adverse impact on our results of operations, financial position, and cash flows in the first half of fiscal 2020. Our condensed consolidated results of operations reflected in our Quarterly Reports on Form 10-Q for the quarterly periods ended May 2, 2020 and August 1, 2020 reflect the significant revenue decline and other impacts from our temporary store closures (for approximately half of the first quarter and 25 percent of the second quarter). We expect material adverse effects from the pandemic to continue for an extended period of time, and through the current fiscal year. This will cause our results for interim periods throughout fiscal 2020 to not be comparable to our results in the corresponding prior year periods.

All our store and distribution center locations were closed from March 20, 2020 through May 14, 2020, when we began a phased process of resuming operations. On average, our stores were open for about 75 percent of the second quarter, with the vast majority of our store locations open and operating by the end of June 2020, though operating on shorter hours compared to the prior year. All our distribution centers were reopened by the end of May 2020.

The temporary closure of our stores significantly impacted our ability to sell seasonal inventory in a timely manner. As we reopened our stores and resumed operations, a significant portion of the merchandise in our stores was aged and out of season. We recorded an inventory valuation charge of $313 million in the first fiscal quarter of 2020 based on our estimate of the portion of inventory held as of May 2, 2020 that we expected to sell below its original cost. The ultimate impact of these markdowns was dependent on the pace of sell through of this inventory. During the initial reopenings, sales were ahead of our conservative plans as we benefitted from pent-up demand and aggressive markdowns. As a result of faster than expected sell through of the aged inventory, we recognized a $174 million benefit in the second quarter due to the partial reversal of the first quarter below cost inventory valuation charge. In the weeks after reopening, trends were negatively impacted from depleted store inventory levels while we were ramping up our buying and distribution capabilities.

The ongoing effect of the pandemic on consumer behavior and spending patterns remains highly uncertain. Despite the initial surge in customer demand as our stores reopened, we expect customer demand to be suppressed for an extended period. In addition, it is possible that there may be resurgences in the spread of COVID-19 again in the future, in one or more regions, which could require stores and distribution centers to close again nationally, regionally, or in specific locations, and further negatively impact our revenue and operations.

In response to COVID-19, we incurred costs to reopen our stores and distribution centers, and costs to implement additional processes and procedures to facilitate social distancing, enhance cleaning and sanitation activities, and to provide personal protective equipment to all associates. These actions, combined with various other actions taken to reduce costs, resulted in approximately $65 million of additional net costs in the second quarter of 2020. We expect to incur higher costs related to our response to COVID-19 on an ongoing basis.

To preserve our financial liquidity and enhance our financial flexibility, we borrowed $800 million from our revolving credit facility in March 2020, completed a $2.0 billion public bond offering in April 2020, and entered into a new $500 million 364-day senior revolving credit facility in May 2020. On October 5, 2020, we repaid the entire $800 million of outstanding indebtedness under our revolving credit facility, and on October 7, 2020 we terminated our 364-day revolving credit facility.

In addition, we suspended our stock repurchase program in March 2020 and suspended quarterly dividends in May 2020, and we have taken measures to reduce our expenses, inventory receipts, and planned capital expenditures. Beginning April 5, 2020, we implemented temporary furloughs for a large portion of our hourly store and distribution center and other associates in our buying and corporate offices who could not work productively while our stores and distribution centers were closed. Employee health benefits for eligible associates continued during the temporary furlough at no cost to the impacted associates. We also reduced payroll expenses through temporary salary reductions for senior executives and other personnel, which remained in effect until May 24, 2020, when more than half of our stores reopened. In conjunction with these payroll expense reduction measures, effective April 1, 2020, the non-employee members of our Board of Directors suspended the cash elements of their director compensation, which remained in effect until August 2020.

In May 2020, in connection with the phased reopening of our store and distribution center locations, we began recalling many of these furloughed associates as they were able to resume productive work. As of August 1, 2020, with almost all of our stores and all distribution centers reopened, the majority of these associates have returned to work.

Beginning in May 2020, we suspended rent payments associated with the leases for our temporarily closed stores. During the second quarter of fiscal 2020, we negotiated rent deferrals and/or rent abatements (primarily for second quarter lease payments) for a significant number of our stores. The repayment of the deferrals will be at later dates, primarily in fiscal 2021. We have recorded accruals for rent payment deferrals and have recorded rent abatements associated with the second quarter as a reduction of variable lease costs.

Given the unprecedented impact the COVID-19 pandemic has had on our business, and the continued uncertainty surrounding the pandemic, including its unknown duration and severity, and the unknown overall impact on consumer demand and store productivity, we are unable to forecast the full impact on our business. We expect that impacts from the COVID-19 pandemic and the related economic disruption will have a material adverse impact on our consolidated results of operations, financial position, and cash flows throughout the remainder of fiscal 2020, in each interim period, and potentially beyond.

Concurrent Tender Offers

Concurrently with this offering, we are conducting cash tender offers (the “Tender Offers”) for up to an aggregate principal amount of the Tender Offer Notes for which the aggregate amount payable upon settlement (exclusive of accrued and unpaid interest) for all of the Tender Offer Notes purchased does not exceed $1,000,000,000 of the following series of notes (collectively, the “Tender Offer Notes”): 5.450% Senior Notes due 2050; 4.800% Senior Notes due 2030; 4.700% Senior Notes due 2027; 4.600% Senior Notes due 2025; and 3.375% Senior Notes due 2024. The underwriters in this offering are also dealer managers for the Tender Offers.

The Tender Offers are being made upon, and are subject to, the terms and conditions set forth in our separate Offer to Purchase dated October 1, 2020 (the “Offer to Purchase”) and not pursuant to this prospectus supplement.

We intend to fund the purchase of the Tender Offer Notes pursuant to the Tender Offers with the net proceeds from this offering. There is no assurance that the Tender Offers will be consummated in any amount. We may, in our sole discretion and subject to applicable law, from time to time, purchase any Tender Offer Notes after the Tender Offers, through open market or privately negotiated transactions, by one or more additional tender or exchange offers, or by redemption under the terms of the governing indenture under which the Tender Offer Notes were issued or otherwise, in each case upon terms that may or may not differ from the terms of the Tender Offers.

Corporate Information
We are incorporated in Delaware and our principal executive offices are located at 5130 Hacienda Drive, Dublin California. Our telephone number is (925) 965-4400.

The Offering

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of the Notes” for a more detailed description of the terms and conditions of the notes.

Issuer.......................................................	Ross Stores, Inc.
Securities Offered...................................	$ aggregate principal amount of % Senior Notes due . $ aggregate principal amount of % Senior Notes due .
Maturity..................................................	The notes will mature on , . The notes will mature on , .
Interest Payment Dates...........................	Interest on the notes is payable semi-annually in arrears on and of each year, beginning , 2021.
Interest....................................................	The notes will bear interest at % per year. Interest on the notes will accrue from , 2020. The notes will bear interest at % per year. Interest on the notes will accrue from , 2020.
Optional Redemption.............................
We may redeem the notes at our option, in whole or in part, at any time prior to the applicable Par Call Date (as defined herein) at a redemption price equal to the greater of:
•100% of the principal amount of the notes being redeemed; and

•the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) on the notes to be redeemed that would be due if the notes to be redeemed matured on the applicable Par Call Date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein), plus           basis points, in the case of the       notes and plus          basis points, in the case of the       notes,

plus, in each case, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.
In addition, we may redeem the notes at our option, in whole or in part, at any time on or after the applicable Par Call Date at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

Offer to Purchase upon Change of Control Triggering Event........................

If a “Change of Control Triggering Event” (as defined herein) occurs with respect to a series of notes, unless we have exercised our right to redeem such notes, we will be required to offer to repurchase all of such notes at a price equal to 101% of the principal amount thereof together with accrued and unpaid interest, as described more fully under “Description of the Notes—Offer to Purchase Upon Change of Control Triggering Event,” in this prospectus supplement.

Ranking...................................................
The notes will be our senior unsecured obligations and will rank equally in right of payment to our other senior unsecured indebtedness from time to time outstanding. The notes will be effectively subordinated to any existing or future secured indebtedness of ours to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to all liabilities of our subsidiaries, including trade payables. At August 1, 2020, we had approximately $3.1 billion of indebtedness outstanding on a consolidated basis, none of which was issued or guaranteed by our subsidiaries and none of which was secured. On October 5, 2020, we repaid the entire $800 million of outstanding indebtedness under our revolving credit facility.

Use of Proceeds.......................................
The net proceeds from this offering will be used to fund the purchase of the Tender Offer Notes pursuant to the Tender Offers. See “Use of Proceeds.” The underwriters may have a “conflict of interest” under Rule 5121(f)(5)(C)(ii) of the Financial Industry Regulatory Authority, Inc. Conduct Rules. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Covenants................................................	The indenture governing the notes contains certain covenants. See “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.
Further Issues..........................................
We may from time to time, without notice to or the consent of the holders of the notes of a series offered hereby, create and issue additional debt securities having the same terms (other than the original issuance date and, in some cases, the public offering price, the initial interest accrual date and the initial interest payment date) and ranking equally and ratably with the applicable series of notes offered hereby in all respects. If issued, any additional debt securities having such similar terms, together with the notes of the applicable series, will constitute a single series of securities under the indenture.

Denomination and Form.........................
We will issue the notes of each series in the form of one or more fully registered global securities registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, S.A. and Euroclear Bank, SA/NV will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors............................................
Investing in the notes involves risks. See “Risk Factors” in this prospectus supplement and Item 1A of our Annual Report on Form 10-K for the fiscal year ended February 1, 2020 and our Quarterly Reports on Form 10-Q for the quarterly periods ended May 2, 2020 and August 1, 2020, for a description of certain risks you should consider before investing in the notes.

Trustee.....................................................	U.S. Bank National Association
Governing Law.......................................	The notes and the indenture under which they will be issued will be governed by the laws of the State of New York.

RISK FACTORS
In addition to the risks relating to our business described in “Item 1A – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 1, 2020, and our Quarterly Reports on Form 10-Q for the quarterly periods ended May 2, 2020 and August 1, 2020, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the following risk factors before you decide to invest in the notes. The realization of any of these risks could have a material adverse effect on Ross Stores’ business, financial condition, liquidity, results of operations and prospects, and on our ability to service our indebtedness, including the notes. In addition, the market price of notes you purchase could be adversely affected, potentially significantly, and you could lose all or a substantial part of your investment in the notes.
Risks related to this offering
We may not be able to meet all of our debt service obligations, including those under the notes.
As of August 1, 2020, we had indebtedness and other long-term liabilities of $6.1 billion outstanding, of which $3.1 billion represented our total unsecured debt. On October 5, 2020, we repaid the entire $800 million of outstanding indebtedness under our revolving credit facility.

Our level of indebtedness and the limitations imposed on us by our debt agreements could have significant adverse consequences to holders of the notes, including the following:
• our cash flow may be insufficient to meet our debt service obligations with respect to the notes and our other indebtedness, which would enable lenders and other debtholders to accelerate the maturity of their indebtedness, or may be insufficient to fund other important business uses after meeting such obligations;
• we may violate restrictive covenants in our debt agreements, which would entitle lenders and other debtholders to accelerate the maturity of their indebtedness;
• we may be unable to refinance our indebtedness at maturity or earlier acceleration, if applicable, or the refinancing terms may be less favorable than the terms of our original indebtedness, or otherwise be generally unfavorable;
• because a portion of our debt may bear interest at variable rates, increases in interest rates could materially increase our interest expense; and
• we may be unable to raise additional funds as needed or on favorable terms.
If any one of these events were to occur, our business, financial condition, liquidity, results of operations and prospects, as well as our ability to satisfy all of our debt obligations, including those under the notes, could be materially and adversely affected.
A significant amount of our assets are held at, and our operations are conducted through, our subsidiaries, which results in structural subordination and may affect our ability to fund our operations and make payments on our debt.
A significant amount of our assets are held at, and our operations are conducted through, our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries and the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on our debt or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of our debt (including the notes) to participate in those assets, would be effectively subordinated to the claims of the creditors of those subsidiaries, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be effectively subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries that is senior to indebtedness held by us.

The notes are subject to prior claims of any of our secured creditors.
The notes will be our unsecured and unsubordinated obligations, and will rank equally in right of payment with each other and with all of our unsecured and unsubordinated indebtedness. However, the notes will be effectively subordinated in right of payment to any secured indebtedness we may incur in the future, to the extent of the value of the collateral securing such indebtedness. While the indenture governing the notes will limit our ability to incur secured indebtedness in the future, it will not prohibit us from incurring such indebtedness if we and our subsidiaries are in compliance with certain requirements at the time of its incurrence. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures the secured indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full.
We may not be able to generate sufficient cash flow to meet all of our debt service obligations, including those under the notes.
Our ability to meet all of our debt service obligations, including those under the notes, to refinance our indebtedness, including the notes, and to fund our operations, working capital, acquisitions, capital expenditures and other important business uses, depends on our ability to generate sufficient cash flow in the future. To a certain extent, our cash flow is subject to general economic (including the impact of the COVID-19 pandemic), industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control.
We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us on favorable terms, or at all, in an amount sufficient to enable us to meet all of our debt service obligations, including those under the notes, or to fund our other important business uses. Additionally, if we incur additional indebtedness in connection with future real property or other acquisitions or for any other purpose, our debt service obligations could increase significantly, as to which no assurance can be given.
We may need to refinance all or a portion of our indebtedness, including the notes, at or prior to maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:
• our business, financial condition, liquidity, results of operations and prospects, and market conditions at the time; and
• restrictions in the agreements governing our indebtedness.
As a result, we may not be able to refinance any of our indebtedness, including the notes, or obtain additional financing on favorable terms, or at all.
If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings are not available to us, we may be unable to meet all of our debt service obligations, including those under the notes. As a result, we would be forced to take other actions to meet those obligations, such as selling office properties, raising equity or delaying capital expenditures, any of which could have a material adverse effect on us. Furthermore, we cannot assure you that we will be able to effect any of these actions on favorable terms, or at all.
We may incur significantly more indebtedness in the future, which would exacerbate any or all of the risks described above.
We may be able to incur substantial additional indebtedness in the future. Although the agreements governing our indebtedness do, and the indenture governing the notes will, limit our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. To the extent that we incur substantial additional indebtedness in the future, the risks associated with our substantial leverage described above, including our inability to meet all of our debt service obligations, including those under the notes, would be exacerbated.
We may not have sufficient cash to repurchase the notes, if required, upon a Change of Control Triggering Event.

We will be required to make an offer to repurchase all of the notes of a series upon the occurrence of a “Change of Control Triggering Event,” as described under “Description of the Notes—Offer to Purchase upon Change of Control Triggering Event” in this prospectus supplement, with respect to such series. We may not have sufficient cash funds to repurchase any applicable series of notes under such circumstances. Future debt agreements may prohibit us from repaying the purchase price. If we are prohibited from repurchasing the notes of the applicable series, we could seek consent from our lenders to repurchase such notes. If we are unable to obtain their consent, we could attempt to refinance any applicable series of notes. If we were unable to repurchase the applicable series of notes upon the occurrence of a Change of Control Triggering Event, it would result in an event of default under the indenture governing such notes.
There is no prior market for the notes of any series, so if active trading markets do not develop or are not maintained for the notes, you may not be able to resell the notes on favorable terms when desired, or at all.
Prior to this offering, there was no market for the notes of any series and we cannot assure you that an active trading market will ever develop for the notes of any series or, if a market develops, will be maintained. Furthermore, we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have informed us that they currently intend to make a market in the notes of each series after this offering is completed. However, the underwriters may cease their market making at any time without notice to or the consent of existing noteholders. The lack of trading markets could adversely affect your ability to sell the notes when desired, or at all, and the prices at which you may be able to sell the notes. The liquidity of the trading markets, if any, and future market prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our business, financial condition, liquidity, results of operations and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors. It is possible that a market for the notes of any series will be subject to disruptions which may have a negative effect on the holders of such notes, regardless of our business, financial condition, liquidity, results of operations or prospects.
The market prices for the notes may be volatile.
The market prices of the notes may be highly volatile and be subject to wide fluctuations. The market prices of the notes may fluctuate as a result of factors that are beyond our control or unrelated to our historical and projected business, financial condition, liquidity, results of operations and prospects. It is impossible to assure investors that the market prices of the notes will not fall in the future, and it may be difficult for investors to resell the notes at prices they find attractive, or at all.
An increase in interest rates could result in a decrease in the market value of the notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these notes and market interest rates increase, the market prices of your notes are likely to decline. We cannot predict the future level of market interest rates.
An adverse action to our credit ratings could have a materially adverse effect on us and the market prices of the notes.
The credit ratings assigned to the notes could change based upon, among other things, our historical and projected business, financial condition, liquidity, results of operations and prospects. These ratings are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. Moreover, these credit ratings are not recommendations to buy, sell or hold the notes or any other securities. If any of the credit rating agencies that have rated the notes downgrades or lowers its credit rating, or if any credit rating agency indicates that it has placed any such rating on a so-called “watch list” for a possible downgrading or lowering or otherwise indicates that its outlook for that rating is negative, it could have a material adverse effect on the market prices of the notes and our costs and availability of capital, which could in turn have a material adverse effect on us and on our ability to satisfy our debt service obligations, including those under the notes and the market prices of the notes.
We may choose to redeem the notes when prevailing interest rates are relatively low.
The notes are redeemable at our option and we may choose to redeem some or all of the notes from time to time, especially when prevailing interest rates are lower than the rates borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in comparable securities at effective interest rates as high as the interest rates on the notes being redeemed. See “Description of the Notes—Optional Redemption.”

The terms of the indenture and the notes provide only limited protection against significant corporate events that could adversely impact your investment in the notes.
While the indenture and the notes contain provisions intended to provide protection to noteholders upon the occurrence of certain events involving significant corporate transactions, such provisions are limited and may not be sufficient to protect your investment in the notes.
The definition of the term “Change of Control Triggering Event” as described under “Description of the Notes—Offer to Purchase upon Change of Control Triggering Event” does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.
Furthermore, the indenture for the notes does not:
•require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;
•limit our ability to incur indebtedness that is equal or junior in right of payment to the notes;
•restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the notes;
•limit the ability of our unrestricted subsidiaries to service indebtedness;
•restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or
•restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.
As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the notes offered by this prospectus supplement, after deducting the underwriting discount and other expenses payable by us, will be approximately $ .
We intend to use the net proceeds from this offering to fund the purchase of Tender Offer Notes pursuant to the Tender Offers for up to an aggregate principal amount of the Tender Offer Notes for which the aggregate amount payable upon settlement (exclusive of accrued and unpaid interest) for all the Tender Offer Notes purchased does not exceed $1,000,000,000, as described under “Summary—Recent Developments.” There is no assurance that the Tender Offers will be consummated in any amount.
To the extent that net proceeds from this offering are applied to purchase Tender Offer Notes held by any of the underwriters or their respective affiliates, they will receive proceeds of this offering through the repayment of that indebtedness. If 5% or more of the net proceeds of this offering (not including underwriting discounts) is used to repay such Tender Offer Notes held by the underwriters or their respective affiliates, this offering will be conducted in accordance with Rule 5121 of the FINRA Conduct Rules. In such event, the underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

CAPITALIZATION
The following table sets forth our cash and cash equivalents, debt and capitalization as of August 1, 2020:
• on an actual basis; and
• on an as adjusted basis to give effect to (a) the issuance of the notes offered hereby, (b) the repayment of outstanding borrowings under our revolving credit facility, and (c) the repurchase of Tender Offer Notes validly tendered and not withdrawn prior to the withdrawal deadline pursuant to the Tender Offers.
This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and our consolidated financial statements and the accompanying notes thereto, in each case incorporated by reference into this prospectus supplement.

	As of August 1, 2020
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents...........................................................................	$ 3,793,043	$
Debt:
Revolving credit facility(1)............................................................................	$800,000	$—
Other short-term debt financing...................................................................	2,507	2,507
6.53% Series B Senior Notes due 2021..................................................	64,868	64,868
3.375% Senior Notes due 2024..............................................................	248,146
4.600% Senior Notes due 2025..............................................................	693,991
4.700% Senior Notes due 2027..............................................................	395,124
4.800% Senior Notes due 2030..............................................................	394,759
5.450% Senior Notes due 2050..............................................................	489,407
notes offered hereby............................................................................	—
notes offered hereby............................................................................	—
Total debt(2).................................................................................................	3,088,802
Total stockholders’ equity............................................................................	2,867,199	2,867,199
Total capitalization.......................................................................................	$ 5,956,001	$
(1) Our revolving credit facility expires in July 2024. The revolving credit facility may be extended, at our option, for up to two additional one-year periods, subject to customary conditions.
(2) As of August 1, 2020, total unamortized discount and debt issuance costs were $28.7 million and were classified as a reduction of long-term debt.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the “debt securities” set forth in the accompanying prospectus, to which reference is made. References to the “Company,” “we,” “us” and “our” in this section are to Ross Stores, Inc. and not to its subsidiaries.
The notes will be issued under an indenture, dated September 18, 2014, between us and U.S. Bank National Association, as trustee. The following description of the particular terms of the notes supplements the description of the general terms and provisions of debt securities in the accompanying prospectus.
General
The notes will be our senior unsecured obligations and will rank equally in right of payment to our other senior unsecured debt from time to time outstanding. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will be recognized behind these creditors. At August 1, 2020, we had approximately $3.1 billion of indebtedness outstanding on a consolidated basis, none of which was issued or guaranteed by our subsidiaries and none of which was secured. On October 5, 2020, we repaid the entire $800 million of outstanding indebtedness under our revolving credit facility. See “Risk Factors—A significant amount of our assets are held at, and our operations are conducted through, our subsidiaries, which results in structural subordination and may affect our ability to fund our operations and make payments on our debt.”

The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the notes of a series offered hereby, issue debt securities having the same terms (other than the original issuance date and, in some cases, the public offering price, the initial interest accrual date and the initial interest payment date) and ranking equally and ratably with the applicable series of notes. Any additional debt securities having such similar terms, together with the notes of the applicable series, will constitute a single series of securities under the indenture.
The notes will be issued only in fully registered form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the notes may be made at our option by check mailed to the registered holders.
No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
The notes of each series will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “—Book-Entry Delivery and Settlement,” the notes will not be issuable in certificated form.

Principal Amount; Maturity and Interest
The       notes will initially be limited to $ million in aggregate principal amount and will mature on ,       . The       notes will bear interest at the rate of % per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.
The       notes will initially be limited to $ million in aggregate principal amount and will mature on ,       . The       notes will bear interest at the rate of % per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.
We will make interest payments on the notes semi-annually in arrears on and of each year, beginning      , 2021, to the holders of record at the close of business on the preceding and , respectively. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.
If an interest payment date or the maturity date with respect to the notes falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made.
“Business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York.
Optional Redemption
We may redeem the notes at our option, in whole or in part, at any time prior to the applicable Par Call Date at a redemption price equal to the greater of:
(i)    100% of the principal amount of the notes being redeemed; and

(ii)    the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) that would be due if the notes to be redeemed matured on the applicable Par Call Date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus basis points, in the case of the       notes and plus basis points, in the case of the       notes,
plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.
In addition, we may redeem the notes at our option, in whole or in part, at any time on or after the applicable Par Call Date at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.
Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term (as measured from the date of redemption) of the notes to be redeemed (assuming the notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.
“Par Call Date” means , (      months prior to the maturity date of the       notes), in the case of the       notes, and , (      months prior to the maturity date of the       notes), in the case of the       notes.
“Quotation Agent” means any Reference Treasury Dealer appointed by us.
“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC and BofA Securities, Inc. (or their respective affiliates that are primary U.S. Government securities dealers in New York City (a “Primary Treasury Dealer”)) and their respective successors and (ii) two other Primary Treasury Dealers selected by us.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
We will calculate or cause the calculation of the redemption price and the trustee shall have no duty to calculate or verify our calculations thereof.
Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed, with a copy to the trustee, by us or, subject to the conditions in the indenture, or by the trustee on our behalf; provided that notice of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the notes. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by lot or such other method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.
Sinking Fund
The notes will not be entitled to any sinking fund.
Offer to Purchase upon Change of Control Triggering Event
If a Change of Control Triggering Event (as defined below) occurs with respect to a series of notes, unless we have exercised our right to redeem such notes as described above, we will make an offer to each holder of notes of such series to repurchase all or any part (no note of a principal amount of $2,000 will be repurchased in part) of that holder’s notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.
We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the notes by virtue of such conflict.
On the Change of Control Triggering Event payment date, we will, to the extent lawful:
•accept for payment all notes or portions of notes (in integral multiples of $1,000) properly tendered pursuant to our offer;

•deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
We will not be required to make an offer to repurchase the notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.
We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.
Definitions
“Below Investment Grade Rating Event” means the notes of a series offered hereby cease to be rated Investment Grade by both Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings change). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Change of Control” means the occurrence of any of the following:
(1)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than to us or one of our subsidiaries;

(2)     the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” of “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares;
(3)     we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;
(4)    the first day on which a majority of the members of our Board of Directors cease to be Continuing Directors; or
(5)    the adoption of a plan relating to our liquidation or dissolution.
The term “Person” as used in this definition has the meaning given such term in Section 13(d)(3) of the Exchange Act.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director)
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, as the case may be.
“S&P” means S&P Global Ratings, a division of S&P Global Inc. and its successors.
“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.
Book-Entry Delivery and Settlement
Global Notes

We will issue each series of the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.
DTC, Clearstream and Euroclear
Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, S.A. which we refer to as Clearstream, or Euroclear Bank SA/NV, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.
We understand that:
•DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority.

•Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV, which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries, and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.
We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.
We expect that under procedures established by DTC:
•upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.
Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.
Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.
Clearance and Settlement Procedures
Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes (by book entry) in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.
Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a

Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.
Certificated Notes
We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes of either series represented by a global note upon surrender by DTC of the global note if:
•DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•we determine not to have the notes of such series represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary of additional material federal income tax considerations regarding an investment in our notes is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances. This discussion also does not apply to holders of Tender Offer Notes that participate in the Tender Offer.
PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS AND ANY TAX TREATIES.
This discussion is limited to persons that purchase the notes in this offering for cash at their “issue price” (as defined below in “—U.S. Holders—Original Issue Discount”) and that hold the notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws.
As used herein, “U.S. Holder” means a beneficial owner of the notes that is, for U.S. federal income tax purposes:
•    an individual who is a citizen or resident of the United States;
•    a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•    an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•    a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
If any entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you are encouraged to consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.
We have not sought and will not seek any rulings from the Internal Revenue Service (“IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes, or that any such different IRS position would be overruled.
PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME, FRANCHISE, PERSONAL PROPERTY AND ANY OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NOTES.

U.S. Holders
Interest
A U.S. Holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the notes in accordance with such holder’s method of accounting for U.S. federal income tax purposes.
Original issue discount
If the issue price of a note is less than its stated redemption price at maturity, then the note will be treated as being issued with original issue discount (“OID”) for U.S. federal income tax purposes unless the difference between the note’s issue price and its stated redemption price at maturity is less than a statutory de minimis amount (OID on a note is less than the statutory de minimis amount if it is less than 25 basis points (0.0025) multiplied by the product of the stated redemption price at maturity of the note and the number of complete years from the issue date of the note to its maturity). Generally, the “issue price” of a note is the first price at which a substantial amount of the issue is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “stated redemption price at maturity” of a note is the total of all payments to be made under the note other than qualified stated interest (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates that properly take into account the length of the interval between stated interest payments). The stated interest on the notes offered under this prospectus supplement will qualify as qualified stated interest, and the stated redemption price at maturity will equal the principal amount of the notes.
If the notes are issued with OID, a U.S. Holder generally will be required to include such OID in income as it accrues on a constant yield basis in advance of the receipt of cash payments to which such income is attributable. Under the constant yield method, a U.S. Holder must include in income in each taxable year the sum of the daily portions of OID for each date on which the U.S. Holder held the note during the taxable year, regardless of the U.S. Holder’s method of accounting for U.S. federal income tax purposes. The constant yield method generally requires U.S. Holders to include in income increasingly greater amounts of OID in successive accrual periods. A U.S. Holder’s tax basis in a note is increased by each accrual of OID and decreased by each payment other than a payment of qualified stated interest.
The remainder of this discussion assumes that the issue price of the notes will not be less than the stated principal amount of the notes by an amount that is equal to or greater than the statutory de minimis amount. U.S. Holders are encouraged to consult their tax advisors regarding the determination of the issue price of the notes and the possible application of the OID rules.
Sale or other taxable disposition of the notes
A U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption (including a partial redemption), retirement or other taxable disposition of a note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefor (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note (or a portion thereof) generally will be the U.S. Holder’s cost therefor decreased by any payment on the note other than a payment of qualified stated interest. This gain or loss will generally constitute capital gain or loss. In the case of a non-corporate U.S. Holder, including an individual, if the note has been held for more than one year, such capital gain will be subject to tax at a maximum tax rate of 20%. The deductibility of capital losses is subject to certain limitations.

Medicare surtax on net investment income
Certain U.S. Holders that are individuals, estates, or trusts are subject to a 3.8% Medicare surtax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s filing status). A U.S. Holder’s net investment income will generally include its gross interest income and its net gains from the sale or other disposition of the notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders are encouraged to consult their tax advisors regarding the effect, if any, of this surtax on their investment in the notes.
Non-U.S. Holders
For purposes of this discussion, “Non-U.S. Holder” means a beneficial owner of the notes that is not a “U.S. Holder.” Special rules may apply to holders that are partnerships or entities treated as partnerships for U.S. federal income tax purposes and to Non-U.S. Holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, certain U.S. expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the United States. Such Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.
Interest
Subject to the discussion below under “—Foreign Accounts Tax Compliance Act (“FATCA”)” and “—Information reporting and backup withholding” below, interest paid to a Non-U.S. Holder on notes it holds will not be subject to U.S. federal withholding tax provided that:
•    such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;
•    such holder is not a controlled foreign corporation with respect to which the Company is a “related person” within the meaning of Section 864(d)(4) of the Code;
•    such holder is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and
•    (1) the Non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a U.S. person within the meaning of the Code, and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder, certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a U.S. person and provides us or our paying agent with a copy of such statement satisfy the certification requirements of applicable Treasury Regulations, or (3) the Non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.
A Non-U.S. Holder generally will also be exempt from withholding tax on interest if such amount is effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, is attributable to a U.S. “permanent establishment”) (as discussed below under “—Non-U.S. Holders—U.S. Trade or Business”) and the holder provides us with a properly executed IRS Form W-8ECI (or applicable successor form).
If a Non-U.S. Holder does not satisfy the requirements above, interest paid to such Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax. Such rate may be reduced or eliminated under a tax treaty between the United States and the Non-U.S. Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a Non-U.S. Holder must generally complete an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) and claim the reduction or exemption on the form.
Sale or other taxable disposition of the notes
Subject to the discussion below under “—Foreign Accounts Tax Compliance Act (“FATCA”)” and “—Information reporting and backup withholding”, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note so long as (1) the gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder) and (2) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met. A Non-U.S. Holder that is an individual and does not meet this exemption is encouraged to consult his or her tax advisor regarding the potential liability for U.S. federal income tax on such holder’s gain realized on a note.
U.S. trade or business
If interest paid on a note or gain from a disposition of a note is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, the Non-U.S. Holder maintains a U.S. permanent establishment to which such amounts are generally attributable), the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. A Non-U.S. Holder that is a non-U.S. corporation may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain from a disposition of a note will be included in effectively connected earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.
Foreign Accounts Tax Compliance Act (“FATCA”)
Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”) and regulations issued thereunder imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account or comply with certain rules or law implementing an intergovernmental agreement between the United States and the foreign financial institution's jurisdiction. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. Pursuant to the proposed Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

Information reporting and backup withholding
U.S. Holders
Payments to a U.S. Holder of interest on a note, or proceeds from the sale or other disposition of a note by a U.S. Holder, are generally subject to information reporting, unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to backup withholding tax, if such U.S. Holder fails to supply a correct taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise fails to establish an exemption from backup withholding, or if the U.S. Holder fails to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Non-U.S. Holders
In general, a Non-U.S. Holder will not be subject to backup withholding tax with respect to payments of interest on the notes provided that we do not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined under the Code, and we have received from the Non-U.S. Holder the required certification that it is a Non-U.S. Holder. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Generally, the amount of interest paid to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to Non-U.S. Holders. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

UNDERWRITING (CONFLICTS OF INTEREST)

J.P. Morgan Securities LLC and BofA Securities, Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally and not jointly agreed to purchase the total principal amounts of notes shown in the following table.

Underwriters	Principal Amount of notes	Principal Amount of notes
J.P. Morgan Securities LLC.................................................................	$	$
BofA Securities, Inc.............................................................................

Total	$	$
The public offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters are obligated to purchase from us all of the notes offered in this offering if any such notes are purchased.
The notes sold by the underwriters to the public initially will be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to % of the principal amount of the       notes and % of the principal amount of the       notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to % of the principal amount of the       notes and      % of the principal amount of the       notes. If all the notes are not sold at the initial offering prices, the underwriters may change the offering prices and the other selling terms.
The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering of the notes.

Paid by Us
Per note.........................................................................................................................................................	%
Per note.........................................................................................................................................................	%
Total.................................................................................................................................................................	$

In addition to the underwriting discounts discussed above, we estimate that our expenses for this offering will be approximately $ .

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any national securities exchange or to arrange for the notes to be quoted on any quotation system. We have been advised by the underwriters that they intend to make a market in the notes of each series, but they are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.
In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to other underwriters a portion of the underwriting discount received by it because another underwriter has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
Stabilizing transactions may have the effect of preventing or retarding a decline in the market prices of the notes, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.
Conflicts of Interest

To the extent that net proceeds from this offering are applied to repay Tender Offer Notes held by the underwriters or their respective affiliates, they will receive proceeds of this offering through the repayment of that indebtedness. If 5% or more of the net proceeds of this offering (not including underwriting discounts) is used to repay such Tender Offer Notes held by the underwriters or their respective affiliates, this offering will be conducted in accordance with Rule 5121 of the FINRA Conduct Rules. In such event, the underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer. Pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the notes are “investment grade rated,” as defined by FINRA Rule 5121(f)(8).

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial building, and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, certain of the underwriters or their affiliates are agents and/or lenders on our revolving credit facility, for which they each received customary compensation. Bank of America, N.A. or its affiliate, BofA Securities, Inc., is the administrative agent, joint arranger, joint book manager, and a lender under our revolving credit facility. JPMorgan Chase Bank, N.A. or its affiliate, J.P. Morgan Securities LLC, are joint arrangers, joint book managers, syndication agents, and lenders under our revolving credit facility. J.P. Morgan Securities LLC and BofA Securities, Inc., are acting as dealer managers for the Tender Offers and may receive customary fees and reimbursement of expenses in connection therewith.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of these underwriters or their affiliates routinely hedge, and certain of these underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments
Selling Restrictions

Notice to Prospective Investors in Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the European Economic Area and the United Kingdom
This prospectus supplement is not a prospectus for the purposes of Regulation (EU) 2017/97 (the “Prospectus Regulation”).
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”), (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II or (iii) not a “qualified investor” as defined in the Prospectus Regulation. Consequently no key information document required by the PRIIPs Regulation for offering or selling the notes or otherwise making them available to retail investors in the European Economic Area or the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the European Economic Area or the United Kingdom may be unlawful under the PRIIPS Regulation
Notice to Prospective Investors in the United Kingdom
Each underwriter has represented, warranted and agreed that:

•    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
Notice to Prospective Investors in Hong Kong
This prospectus supplement, the accompanying prospectus and/or any free writing prospectus do not constitute an offer or invitation to the public in Hong Kong to acquire the notes. Accordingly, no person may issue or have in its possession for the purpose of issue, this prospectus supplement, the accompanying prospectus, any free writing prospectus or any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong, except where (i) the notes are only intended to be offered to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder), (ii) do not result in this prospectus supplement, the accompanying prospectus and any free writing prospectus being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (“CO”), or (iii) do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the notes is personal to the person to whom this prospectus supplement, the accompanying prospectus or any free writing prospectus has been delivered, and a subscription for the notes will only be accepted from such person. No person to whom a copy of this prospectus supplement, the accompanying prospectus or any free writing prospectus is issued may copy, issue or distribute this prospectus supplement, the accompanying prospectus or any free writing prospectus to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about the contents of this prospectus supplement, the accompanying prospectus and/or any free writing prospectus, you should obtain independent professional advice.
Notice to Prospective Investors in Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Notice to Prospective Investors in Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (“SFA”) by the Monetary Authority of Singapore and the offer of the notes in Singapore is made primarily pursuant to exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of SFA (and “Institutional Investor”) under Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and in accordance with the conditions specified in Section 275(1) of the SFA or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 of the SFA by a Relevant Person which is: (a) a corporation (which is not an Accredited Investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or (b) a trust (where the trustee is not an Accredited Investor) whose sole purpose is to hold investments and each beneficiary is an Accredited Investor, notes, debentures and units of notes and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an Institutional Investor, an Accredited Investor or other Relevant Person or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust); (2) where no consideration is given for the transfer; or (3) by operation of law.
Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in the Section 309A of the SFA), that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

The validity of the notes offered hereby and certain other legal matters in connection with this offering will be passed upon for us by DLA Piper LLP (US). Mayer Brown LLP will act as counsel for the underwriters.

PROSPECTUS
ROSS STORES, INC.
Debt Securities
We may from time to time, in one or more offerings, offer, issue and sell debt securities (the “Securities”). This prospectus describes some of the general terms that may apply to the Securities. When we decide to offer the Securities, we will prepare a prospectus supplement describing the offering and the particular terms of the Securities that we are selling, which terms will include, among other things, the particular terms of the Securities, including the specific title of the Securities, the aggregate amount of the offering and the offering price, and the denominations in which the Securities may be offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read carefully this prospectus and the applicable prospectus supplement before you make your investment decision.
The Securities may be offered directly by us, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. See “Plan of Distribution” beginning on page 14. No Securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of such Securities.
Investing in our Securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus, in the documents incorporated by reference and in any applicable prospectus supplement or free writing prospectus.
This prospectus may not be used to offer or sell any Securities unless it is accompanied by a prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 2, 2020

We have not authorized any person to give any information or to make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus, and, if given or made, such information or representations must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated by reference herein is correct as of any time subsequent to its date.

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, we may, at any time and from time to time, sell the Securities described in this prospectus or in any applicable prospectus supplement in one or more offerings. The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you might find important in deciding whether to purchase the Securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information; Incorporation by Reference” beginning on page 3.
This prospectus only provides you with a general description of the Securities that we may offer. Each time we sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of those Securities and the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus, the applicable prospectus supplement and any related free writing prospectus together with the documents incorporated by reference in this prospectus and the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference” beginning on page 3.
Unless the context otherwise requires or as otherwise specified, references in this prospectus to “Ross Stores,” the “Company,” “we,” “us,” or “our” refers to Ross Stores, Inc. and its consolidated subsidiaries and predecessors, unless otherwise specified.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus as described under “Where You Can Find More Information; Incorporation by Reference” contain certain information that is based on current expectations, estimates, forecasts and projections about us, our future performance, our business, our beliefs and our management’s assumptions and are to be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements relate to such things as discussions regarding, without limitation, the rapidly developing challenges and our plans and responses to the COVID-19 pandemic and related economic disruptions, planned store growth, new markets, expected sales, projected earnings levels, capital expenditures, debt markets, general economic outlook, discussions regarding our overall corporate strategy, our existing or future leverage and debt service obligations, and other matters. These forward-looking statements reflect our then current beliefs, projections, and estimates with respect to future events and our projected financial performance, operations, and competitive position. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead,” and similar expressions identify forward-looking statements. Actual results could differ materially from those contemplated by these forward-looking statements as a result of many factors.

The cautionary statements under the caption “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended February 1, 2020 filed with the SEC on March 31, 2020, and subsequent reports filed by us with the SEC, all of which are incorporated herein by reference, and other similar statements contained in this prospectus, any prospectus supplement or any related free writing prospectus, and the documents incorporated by reference herein and therein, identify important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us. Should any known or unknown risks and uncertainties develop into actual events, those developments could have a material adverse effect on our business, financial condition and results of operations.
In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this prospectus and the documents incorporated by reference herein will in fact transpire. Potential investors are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, except as required by law. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We are subject to the information reporting requirements of the Exchange Act, and in accordance with these requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. Our filings with the SEC are available to the public at the SEC’s website at http://www.sec.gov. You may also inspect information that we file with NASDAQ at the offices of NASDAQ at One Liberty Plaza, 165 Broadway, 50th Floor, New York, New York 10006. We have filed this prospectus with the SEC as part of a registration statement on Form S-3. This prospectus does not contain all of the information set forth in the registration statement.
We “incorporate by reference” certain information from filings with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus or, if applicable, the accompanying prospectus supplement or any related free writing prospectus, or in any other document we subsequently file with the SEC that also is incorporated by reference in this prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed to be a part of this prospectus except as so modified or superseded.
We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of Securities described in this prospectus; provided, however, that we are not incorporating by reference any documents, portions of documents, exhibits or other information that are deemed to have been “furnished” to and not “filed” with the SEC:

Ross Stores SEC Filings (File No. 001-14678)	Period and/or Date Filed
Annual Report of Ross Stores on Form 10-K	Fiscal Year ended February 1, 2020, filed with the SEC on March 31, 2020
Current Reports on Form 8-K	Filed on March 12, 2020, March 19, 2020, and April 2, 2020
Definitive Proxy Statement on Schedule 14A (only as to the sections incorporated by reference into Items 10, 11, 12, 13 and 14 of Part III of our Annual Report on Form 10-K for the Fiscal year ended February 2, 2019)	Filed on April 9, 2019
You may request a copy of any documents incorporated by reference in this prospectus and any accompanying prospectus supplement, at no cost, by writing or telephoning us at the following address and telephone number:
Ross Stores, Inc.
Attention: Investor Relations
5130 Hacienda Drive
Dublin, California 94568
Tel: (925) 965-4400

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into the filing.

THE COMPANY

Ross Stores, Inc. and its subsidiaries operate two brands of off-price retail apparel and home fashion stores—Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS®.

Ross is the largest off-price apparel and home fashion chain in the United States, with 1,546 locations in 39 states, the District of Columbia, and Guam, as of February 1, 2020. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices every day. Ross’ target customers are primarily from middle income households.
We also operate 259 dd’s DISCOUNTS stores in 19 states as of February 1, 2020. dd’s DISCOUNTS features more moderately-priced first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. The typical dd’s DISCOUNTS store is located in an established shopping center in a densely populated urban or suburban neighborhood and its target customers typically come from households with more moderate incomes than Ross customers.

The merchant, store field, and distribution operations for Ross and dd’s DISCOUNTS are separate. The two chains share certain corporate and support services.

Both our Ross and dd’s DISCOUNTS brands target value-conscious women and men between the ages of 18 and 54. The decisions we make, from merchandising, purchasing, and pricing, to the locations of our stores, are based on these customer profiles. We believe that both brands derive a competitive advantage by offering a wide assortment of product within each of our merchandise categories in organized and easy-to-shop store environments.

Our mission is to offer competitive values to our target customers by focusing on the following key strategic objectives:

•Maintain an appropriate level of recognizable brands, labels, and fashions at strong discounts throughout the store.
•Meet customer needs on a local basis.
•Deliver an in-store shopping experience that reflects the expectations of the off-price customer.
•Manage real estate growth to compete effectively across all our markets.

RISK FACTORS

Investing in the Securities involves risks. In evaluating an investment in the Securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such Securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered Securities. Please also refer to the section above entitled “Forward-Looking Statements.”

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the proceeds from the sale of the Securities for working capital and other general business purposes. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade Securities.

DESCRIPTION OF DEBT SECURITIES
    The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by us and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

    In this section entitled “Description of Debt Securities,” unless we state otherwise or the context clearly indicates otherwise, all references to “we,” “us,” and “our” refer to Ross Stores, Inc. only and not to any of its subsidiaries.
    The debt securities, consisting of notes, debentures and other evidences of indebtedness, may be issued from time to time in one or more series pursuant to the indenture, dated as of September 18, 2014 (the “indenture”), between us and U.S. Bank National Association, as trustee. The indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.     Because the following is only a summary of selected provisions of the indenture and the debt securities, it does not contain all information that may be important to you. This summary is not complete and is qualified in its entirety by reference to the base indenture and any supplemental indentures thereto or officer’s certificate or board resolution related thereto. We urge you to read the indenture because the indenture, not this description, define the rights of the holders of the debt securities. The indenture will be substantially in the form included as an exhibit to the registration statement of which this prospectus is a part. The terms of our debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

General

    The indenture does not limit the amount of debt securities that may be issued under that indenture, and the indenture does not limit the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indenture from time to time in one or more series.

    We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except that the additional debt securities may have a different date of original issuance, offering price and first interest payment date, and will be consolidated with, and form a single series with, such outstanding debt securities.

    When we refer to “debt securities” or a “series of debt securities,” we mean, respectively, debt securities or a series of debt securities issued under the applicable indenture. When we refer to a prospectus supplement, we mean the prospectus supplement describing the specific terms of the applicable debt security. The terms used in a prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

    The debt securities will constitute our unsecured and unsubordinated indebtedness and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness and senior in right of payment to all of our subordinated indebtedness outstanding from time to time. The debt securities will be effectively subordinated to, and thus have a junior position to, any secured indebtedness we may have with respect to the assets securing that indebtedness.

    The debt securities will effectively rank junior to all liabilities of our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of any debt securities. Accordingly, any debt securities will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of such subsidiaries.

    Unless we inform you otherwise in the prospectus supplement, the indenture will not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. In addition, unless we inform you otherwise in the prospectus supplement, the indenture will not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

    The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•whether the debt securities will be guaranteed by any of our subsidiaries;
•the title of the debt securities;
•the total principal amount of the debt securities;
•whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders and the name of the depositary for the debt securities, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue the debt securities in book-entry form only;
•the date or dates on which the principal of and any premium on the debt securities will be payable;
•any interest rate, the date from which any such interest will accrue, the interest payment dates on which any such interest will be payable and the record dates for any such interest payments;
•whether and under what circumstances we will pay any additional amounts with respect to the debt securities;
•the place or places where payments on the debt securities will be payable;
•any provisions for optional redemption or early repayment;
•any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities;
•the denominations in which we will issue the debt securities if other than $2,000 and integral multiples of $1,000 in excess thereof;
•whether payments on the debt securities will be payable in foreign currency or another form and whether payments will be payable by reference to any index or formula;
•the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;
•whether the provisions described below under the heading “—Defeasance and Discharge” apply to the debt securities;
•any changes or additions to the events of default or covenants described in this prospectus;
•any restrictions or other provisions relating to the transfer or exchange of debt securities;
•any terms for the conversion or exchange of the debt securities for other securities; and
•any other terms of the debt securities, whether in addition to, or by modification or deletion of, the terms described herein.

    We may sell the debt securities at a discount, which may be substantial, below their stated principal amount.

    These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material U.S. federal income tax consequences and other special considerations.

    If we sell any of the debt securities for any foreign currency or if payments on the debt securities are payable in any foreign currency, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency.

Certain Covenants

    Limitation on Liens

    The indenture contains a covenant that we will not, and we will not permit any of our restricted subsidiaries to, issue, assume or guarantee any indebtedness secured by any mortgage upon any operating property or operating asset of the Company or any restricted subsidiary without securing the debt securities (and, if we so determine, any other indebtedness ranking equally with the debt securities) equally and ratably with such indebtedness.

    This covenant will not prevent us or any of our restricted subsidiaries from issuing, assuming or guaranteeing:

•any purchase money mortgage on such property simultaneously with or within 180 days after the later of (1) the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each, a “substantial improvement”) of such property, or (2) the placing in operation of such property after the acquisition or completion of any such construction or substantial improvement;
•an existing mortgage on property not previously owned by us or a restricted subsidiary, including in each case indebtedness incurred for reimbursement of funds previously expended for any substantial improvements to or acquisitions of property. However:
◦the mortgage must be limited to any or all of (1) such acquired or constructed property or substantial improvement (including accretions thereto), (2) the real property on which any construction or substantial improvement occurs or (3) with respect to distribution centers, any equipment used directly in the operation of, or the business conducted on, the real property on which any construction or substantial improvement occurs; and
◦the total amount of the indebtedness secured by the mortgage, together with all other indebtedness to persons other than us or a restricted subsidiary secured by mortgages on such property, shall not exceed the lesser of (1) the total costs of such mortgaged property, including any costs of construction or substantial improvement, or (2) the fair market value of the property immediately following the acquisition, construction or substantial improvement;
•any mortgage on real property and, with respect to distribution centers, on equipment used directly in the operation of, or the business conducted on, such mortgaged real property, which is the sole security for indebtedness:
◦incurred within three years after the latest of (1) the date of issuance of the first series of debt securities under the indenture, (2) the date of the acquisition of the real property or (3) the date of the completion of construction or substantial improvement on such real property;
◦incurred for the purpose of reimbursing us or our restricted subsidiary for the cost of acquisition and/or the cost of improvement of such real property and equipment;
◦the amount of which does not exceed the lesser of the aggregate cost of the real property, improvements and equipment or the fair market value of that real property, improvements and equipment; and
◦the holder of which shall be entitled to enforce payment of such indebtedness solely by resorting to the security for such mortgage, without any liability on the part of us or a restricted subsidiary for any deficiency;
•mortgages existing on the date of the indenture, mortgages on assets of a restricted subsidiary existing on the date it became a subsidiary or mortgages on the assets of a subsidiary that is newly designated as a restricted subsidiary if the mortgage would have been permitted under the provisions of this paragraph if such mortgage was created while the subsidiary was a restricted subsidiary;
•mortgages in favor of us or a restricted subsidiary;
•mortgages securing only the indebtedness issued under the indenture; and
•mortgages to secure indebtedness incurred to extend, renew, refinance or replace indebtedness secured by any mortgages referred to above, provided that the principal amount of the extended, renewed, refinanced or replaced indebtedness does not exceed the principal amount of indebtedness so extended, renewed, refinanced or replaced, plus transaction costs and fees, and that any such mortgage applies only to the same property or assets subject to the prior permitted mortgage (and, in the case of real property, improvements).
Restrictions on Sale and Leaseback Transactions.

    The indenture contains a covenant that we will not, and will not permit our restricted subsidiaries to, enter into any arrangement with any person providing for the leasing by us or any restricted subsidiary of any operating property or operating asset that has been or is to be sold or transferred by us or such restricted subsidiary to such person with the intention of taking back a lease of such property (a “sale and leaseback transaction”) without equally and ratably securing the debt securities (and, if we shall so determine, any other indebtedness ranking equally with the debt securities), unless the terms of such sale or transfer have been determined by our board of directors to be fair and arm’s-length and either:

•within 180 days after the receipt of the proceeds of the sale or transfer, we or any restricted subsidiary applies an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such operating property or operating asset at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of our senior funded debt; or

•we or such restricted subsidiary would be entitled, at the effective date of the sale or transfer, to incur indebtedness secured by a mortgage on such operating property or operating assets, in an amount at least equal to the attributable debt in respect of the sale and leaseback transaction, without equally and ratably securing the debt securities pursuant to the “Limitation on Liens” described above.
    The foregoing restriction will not apply to:
◦any sale and leaseback transaction for a term of not more than three years including renewals;
◦any sale and leaseback transaction with respect to operating property (and, with respect to distribution centers, equipment used directly in the operation of, or the business conducted on, such operating property) if a binding commitment with respect thereto is entered into within three years after the latest of (1) the date of issuance of the first series of debt securities under the indenture or (2) the date such operating property was acquired (as the term “acquired” is used in the definition of operating property);
◦any sale and leaseback transaction with respect to operating assets if a binding commitment with respect thereto is entered into within 180 days after the later of the date such property was acquired and, if applicable, the date such property was first placed in operation; or
◦any sale and leaseback transaction between us and a restricted subsidiary or between restricted subsidiaries provided that the lessor shall be us or a wholly owned restricted subsidiary.
    Exempted Debt

    Notwithstanding the limitations in the indenture on mortgages and sale and leaseback transactions, we or our restricted subsidiaries may, in addition to amounts permitted under such limitations, issue, assume or guarantee indebtedness secured by mortgages, or enter into sale and leaseback transactions, provided that, after giving effect thereto, the aggregate outstanding amount of all such indebtedness secured by mortgages plus attributable debt resulting from such sale and leaseback transactions does not exceed 15% of consolidated net tangible assets.

    Certain Definitions

For purposes of the indenture:

    “Attributable debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the imputed rate of interest of such transaction determined in accordance with generally accepted accounting principles) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    “Capitalized lease obligations” means obligations created pursuant to leases which are required to be shown on the liability side of a balance sheet in accordance with generally accepted accounting principles.

    “Consolidated net tangible assets” means the total amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a consolidated balance sheet of the Company and its restricted subsidiaries after deducting (i) all current liabilities (excluding any amounts that constitute Funded Debt by reason of being extendible or renewable), and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as computed in accordance with generally accepted accounting principles and as shown in the latest quarterly consolidated balance sheet of the Company contained in the Company’s then most recent annual report to stockholders or quarterly report filed with the SEC, as the case may be.

    “Funded debt” means indebtedness which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date. Funded debt does not include (1) obligations created pursuant to leases, (2) any indebtedness or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding funded debt unless such indebtedness shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any indebtedness for the payment or redemption of which money in the necessary amount shall have been deposited in trust either at or before the maturity date thereof.

    “Indebtedness” means (i) the principal of and any premium and interest on (a) indebtedness for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments, (ii) capitalized lease obligations, (iii) obligations for the deferred purchase price of property, conditional sale obligations and obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (subject to certain exceptions), (v) obligations of the type referred to in clauses (i) through (iv) of third-parties and all dividends of third-parties for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise, (vi) obligations of the type referred to in clauses (i) through (v) of third-parties secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured, and (vii) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clauses (i) through (vi) above.

    “Mortgage” means any mortgage, security interest, pledge, lien or other encumbrance.

    “Operating assets” means all merchandise inventories, furniture and equipment (including all transportation and warehousing equipment, store racks and showcases but excluding office equipment and data processing equipment) owned by us or a restricted subsidiary.

    “Operating property” means all real property and improvements thereon owned by us or a restricted subsidiary and constituting, without limitation, any store, warehouse, service center or distribution center wherever located. This term does not include any store, warehouse, service center or distribution center that our board of directors declares by resolution not to be of material importance to the business of the Company and its restricted subsidiaries. Operating property is treated as having been “acquired” on the day the operating property is placed in operation by us or a restricted subsidiary after the later of (a) its acquisition from a third party, including an unrestricted subsidiary, (b) completion of its original construction or (c) completion of its substantial reconstruction, renovation, remodeling, expansion or improvement (whether or not constituting an operating property prior to such reconstruction, renovation, remodeling, expansion or improvement).

    “Restricted subsidiary” means any Subsidiary which at the time of determination is not an Unrestricted Subsidiary. As of the date of this prospectus, Ross Procurement, Inc., Ross Merchandising, Inc. and Ross Dress for Less, Inc. are our only restricted subsidiaries.

    “Senior funded debt” means all funded debt of the Company or any person (except funded debt, the payment of which is subordinated to the payment of the debt securities).

    “Subsidiary” means any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such person or any other person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such person.

    “Unrestricted subsidiary” means any Subsidiary of the Company that at the time of determination is or continues to be designated an Unrestricted Subsidiary by the board of directors of the Company and any Subsidiary of an Unrestricted Subsidiary.

Events of Default

    Unless we inform you otherwise in the prospectus supplement, the following are events of default with respect to a series of debt securities:

•our failure to pay any installment of interest on or any additional amounts with respect to any debt security of that series when due and payable and such default continues for 30 days or longer;
•our failure to pay the principal of or any premium on any debt security of that series when due and payable;
•our failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;
•our failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture for 60 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities of that series issued under that indenture (except for our failure to comply with the covenant prohibiting certain consolidations, mergers and sales of assets);
•the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any of our or any restricted subsidiary’s indebtedness, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt of notice of any such acceleration) if the aggregate principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), aggregates $25.0 million or more at any time; one or more judgments in an aggregate amount in excess of $25.0 million remain undischarged, unpaid or unstayed for a period of 60 days after the judgment or judgments become final and non-appealable;
•specified events involving bankruptcy, insolvency or reorganization of the Company or any subsidiary; and
•any other event of default provided for in that series of debt securities.
    We may change, eliminate or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement. A default under one series of debt securities will not necessarily be a default under any other series.
     If an event of default relating to certain events of our bankruptcy or insolvency occurs, all then outstanding debt securities of that series will become due and payable immediately without further action or notice. If any other event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may, declare all of those debt securities to be due and payable immediately by notice in writing to us and, in case of a notice by holders, also to the trustee specifying the respective event of default and that it is a notice of acceleration.
    Subject to certain limitations, holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the trustee in its exercise of any trust or power with respect to that series. The trustee may withhold from holders of the debt securities of any series notice of any continuing default or event of default for such series if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal, interest, premium or additional amounts, if any.
    Subject to the provisions of the applicable indenture relating to the duties of the trustee, in case an event of default for any series occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of debt securities of that series unless such holders have offered. And if requested, provided to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium or additional amounts, if any, or interest when due, no holder of debt securities of a series may pursue any remedy with respect to the indenture or the debt securities unless:

•such holder has previously given the trustee notice that an event of default is continuing with respect to that series;
•holders of at least 25% in aggregate principal amount of the debt securities of that series have requested the trustee to pursue the remedy;
•such holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;
•the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
•holders of a majority in aggregate principal amount of the debt securities of that series have not given the trustee a direction inconsistent with such request within such 60-day period.
    Holders of a debt security are entitled at any time, however, to bring a lawsuit for the payment of money due on a debt security on or after its stated maturity (or, if a debt security is redeemable, on or after its redemption date).

    The holders of a majority in aggregate principal amount of the debt securities of any series by notice to the trustee may, on behalf of the holders of all of the debt securities of that series, rescind an acceleration or waive any existing default or event of default for such series and its consequences under the indenture except a continuing default or event of default in the payment of interest, additional amounts or premium on, or the principal of, the debt securities.

    Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request for the trustee and how to declare or cancel an acceleration of the maturity.

    We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon our becoming aware of any default or event of default, we are required within five business days to deliver to the trustee a statement specifying such default or event of default.

Modification and Waiver

    Except as provided in the next four succeeding paragraphs, each indenture and the debt securities issued under each indenture may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of each series affected by the change, voting as separate classes for this purpose, and any existing default or event of default or compliance with any provision of the indenture or the debt securities may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding debt securities of each series affected by the waiver, voting as separate classes for this purpose, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series.
    Without the consent of each holder of debt securities of the series affected, an amendment, supplement or waiver may not (with respect to any debt securities of such series held by a non-consenting holder):

•reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;
•reduce the principal of any debt security or change its stated maturity, or alter the provisions relating to the redemption or repurchase of any debt securities (except amendments or changes to any notice provisions, which may be amended with the consent of holders of a majority of an outstanding series of debt securities);
•reduce the rate of or change the time for payment of interest on any debt security;
•waive a default or event of default in the payment of principal of, or interest or premium, or any additional amounts, if any, on, the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);
•make payments on any debt security payable in currency other than as originally stated in the debt security;
•make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of, or interest or premium, if any, on the debt securities;
•waive a redemption payment with respect to any debt securities;
•impair a holder’s right to sue for payment of any amount due on its debt security; or
•make any change in the preceding amendment, supplement and waiver provisions.
    Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.
    We and the trustee may supplement or amend each indenture or the debt securities without notice to or the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•to cure any ambiguity, defect or inconsistency;
•to provide for uncertificated debt securities in addition to or in place of certificated debt securities;
•to establish the form or terms of debt securities of any series as permitted by the indenture;
•to provide for the assumption of our obligations to holders of debt securities in the case of a merger or consolidation or sale of all or substantially all of our properties or assets, as applicable;
•to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the indenture of any such holder;
•to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act;
•to add to our covenants for the benefit of the holders of all or any series of debt securities, or to surrender any right or power herein conferred upon us;
•to add additional events of default with respect to all or any series of debt securities;

•to change or eliminate any of the provisions of the indenture; provided that any such change or elimination will become effective only when there is no outstanding debt security of any series created prior to the execution of such amendment or supplemental indenture that is adversely affected in any material respect by such change in or elimination of such provision;
•to supplement any provision of the indenture to permit or facilitate the defeasance and discharge of any series of debt securities so long as any action does not adversely affect the interest of holders of securities of that or any other series in any material respect;
•to secure the debt securities;
•to evidence and provide for the acceptance under the indenture of a successor trustee, each as permitted under the indenture; or
•to conform the text of the indenture or any debt securities to the description thereof in any prospectus or prospectus supplement of us with respect to the offer and sale of such debt securities, to the extent that such provision is inconsistent with a provision of the indenture or the debt securities, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series, as set forth in an officer’s certificate.
Defeasance and Discharge

    Defeasance
    When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture (except for certain surviving rights of the trustee and our obligations with respect thereto).

    If we deposit with the trustee under an indenture any combination of money or government securities sufficient, in the opinion of an independent firm of certified public accountants, to make payments on the debt securities of a series issued under that indenture on the dates those payments are due, then, at our option, either of the following will occur:

•we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or
•we will no longer have any obligation to comply with specified restrictive covenants with respect to the debt securities of that series and other specified covenants under the applicable indenture, and the related events of default will no longer apply (“covenant defeasance”).
    If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.
    Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Satisfaction and Discharge

    An indenture will be discharged and will cease to be of further effect with respect to the debt securities of a series issued under that indenture, except for our obligation to register the transfer of and exchange debt securities of that series and certain rights of the trustee and our obligations with respect thereto, when:

•either:
◦all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or
◦all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of that series not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;
•no default or event of default has occurred and is continuing on the date of the deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we or any subsidiary is a party or by which we or any subsidiary is bound;
•we have paid or caused to be paid all sums payable by it under the indenture; and
•we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities at maturity or on the redemption date, as the case may be.
    In addition, we must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

    New York law will govern the indentures and the debt securities, without regard to conflicts of laws principles thereof.

The Trustee

    U.S. Bank National Association will be the trustee under the indenture. We have banking relationships with U.S. Bank National Association or its affiliates in the ordinary course of business.

PLAN OF DISTRIBUTION

We may sell the Securities offered pursuant to this prospectus to or through one or more underwriters, dealers or agents, or we may sell the Securities to investors directly on our own behalf in those jurisdictions where we are authorized to do. Any such underwriter, dealer or agent involved in the offer and sale of the Securities will be named in the applicable prospectus supplement.
Underwriters may offer and sell the Securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell the Securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of the Securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions, and may also receive commissions from purchasers of the Securities for whom they may act. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act.
Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the Securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions.
Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in an accompanying prospectus supplement, the obligations of any underwriters to purchase any of the Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Securities, if any are purchased.
Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

In connection with the offering of the Securities hereby, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable Securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC, pursuant to which such persons may bid for or purchase Securities for the purpose of stabilizing their market price. The underwriters in an offering of Securities may also create a “short position” for their account by selling more Securities in connection with the offering than they are committed to purchase from us. In such case, the underwriters could cover all or a portion of such short position by either purchasing Securities in the open market following completion of the offering of such Securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering), for the account of the other underwriters, the selling concession with respect to Securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the Securities at a level above that which might otherwise prevail in the open market. None of such transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.
Any Securities we offer will be new issues of Securities with no established trading market and may or may not be listed on a national securities exchange, quotation system or over-the-counter market. Any underwriters or agents to or through which securities are sold by us may make a market in such securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any Securities sold by us.

EXPERTS

The financial statements incorporated in this Prospectus by reference from the Annual Report on Form 10-K of Ross Stores, Inc. for the fiscal year ended February 1, 2020 and the effectiveness of Ross Stores, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference which report (1) expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the change in accounting principle for leases and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality of the Securities offered hereby by Ross Stores is being passed upon for Ross Stores by DLA Piper LLP (US). Certain legal matters will be passed upon for any of the underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

$

Ross Stores, Inc.

$ % Senior Notes due
$ % Senior Notes due

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PROSPECTUS SUPPLEMENT

, 2020
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Joint Book-Running Managers
J.P. Morgan
BofA Securities
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